CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 20, 2012, relating to the financial statements and financial highlights which appear in the February 29, 2012 Annual Reports to Shareholders of Columbia International Value Fund, Columbia Marsico International Opportunities Fund, Columbia Overseas Value Fund and Columbia Marsico Global Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 27, 2012